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  FORM 4                                          OMB APPROVAL
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/ / Check this box if no                     OMB Number:3235-0362
longer subject to Section                    Expires:  September
16. Form 4 or Form 5 obligation              30, 1998
may continue. See Instruction 1(b).          Estimated average
                                             burden hours per
                                             response.........1.0
                                             --------------------

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
           Company Act of 1935 or Section 30(f) of the
                  Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     PRINS               RICHARD             K.
     ________________________________________________
     (Last)              (First)             (Middle)

     10411 MOTOR CITY DRIVE
     ________________________________________________
                         (Street)

     BETHESDA            MARYLAND            20817
     ________________________________________________
     (City)              (State)             (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

          STARTEC GLOBAL COMMUNICATIONS CORPORATION (STGC)

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3.   I.R.S. or Social Security Number of Reporting Person,
     (Voluntary)


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4.   Statement for Month/Year

          October 1997

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person(s) to Issuer
                    (Check all applicable)

          _X_  Director                 ___  10% Owner
          ___  Officer (give title      ___  Other (specify
                         below)                        below)

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7.   Individual or Joint/Group Filing (Check Applicable Line)

          _X_  Form filed by One Reporting Person
          ___  Form filed by More than One Reporting Person

=================================================================
     TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
=================================================================
1.   Title of Security (Instr.3)



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2.   Transaction Date (Month/Day/Year)



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3.   Transaction Code (Instr.8)

          Code           V
          ----          ----

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4.   Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4 and 5)

          Amount              (A) or (D)          Price
          ------              ----------          -----

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5.   Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)


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6.   Ownership Form: Direct (D) or Indirect (I) (Instr.4)



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7.   Nature of Beneficial Ownership (Instr. 4)


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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see
     Instruction 4(b)(v).

                                                       (Over)
                                                  SEC 1474 (7-97)

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   TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g.,
     PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
=================================================================
1.   Title of Derivative Security (Instr. 3)

          A.   Option to Purchase Common Stock
          B.   Warrant to Purchase Common Stock

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2.   Conversion or Exercise Price of Derivative Security

          A.   $10.00
          B.   $13.20

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3.   Transaction Date (Month/Day/Year)

          A.   10/08/97*
          B.   10/08/97

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4.   Transaction Code (Instr. 8)

               Code           V
               ----           -
          A.    A             V
          B.    P

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5.   Number of Derivative Securities Acquired (A) or Disposed of
     (D) (Instr. 3, 4 and 5)


               (A)            (D)
               ---            ---
          A.   5,000
          B.   25,000

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6.   Date Exercisable and Expiration Date (Month/Day/Year)

          Date Exercisable         Expiration Date
          ----------------         ---------------

          A.   09/12/98**          09/12/07
          B.   10/08/98            10/08/03

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7.   Title and Amount of Securities Underlying Securities
     (Instr. 3 and 4)

          Title                    Amount or Number of Shares
          -----                    --------------------------

          A. Common Stock          5,000
          B. Common Stock          25,000

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8.   Price of Derivative Security (Instr. 5)

          A.   Grant of Option.
          B.   $.01

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9.   Number of Derivative Securities Beneficially Owned at End of
     Month (Instr. 4)

          A.   5,000
          B.   25,000

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10.  Ownership Form of Derivative Security: Direct(D) or Indirect
     (I) (Instr. 4)

          A.   D
          B.   D

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11.  Nature of Indirect Beneficial Ownership (Instr. 4)



=================================================================
Explanation of Responses:
* Options were granted on 09/12/97 subject to the effectiveness of the Company's Initial Public Offering and the Reporting Person becoming a member of the Board of Directors.

** Exercisable as to 20% each year on the first five anniversaries of the date of grant.

=================================================================


          /s/ Richard K. Prins               November 6, 1997
          _______________________________    _______________
          **Signature of Reporting Person         Date

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.  See 18 U.S.C. 1001 and 15
     U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                       Page 2
                                                  SEC 1474 (7-97)